TECHNE CORPORATION RELEASES UNAUDITED THIRD QUARTER
                  RESULTS FOR FISCAL YEAR 2004


Minneapolis/April 27, 2004/--For the quarter ended March 31, 2004, Techne Corporation's consolidated net earnings were $14.6 million or 35 cents per share (diluted), compared with $12.4 million or 30 cents per share (diluted) for the quarter ended March 31, 2003. For the nine months ended March 31, 2004, Techne's consolidated net earnings were $39.6 million or 95 cents per share (diluted), compared with $32.7 million or 78 cents per share (diluted) for the nine months ended March 31, 2003. The improvement in profitability was the result of increased net sales and improved gross margins.

Consolidated net sales for the quarter and nine months ended March 31, 2004 were $42.5 million and $118.8 million, respectively, an increase of 13% from both the third quarter and first nine months of last year. Both R&D Systems' Biotechnology Division and R&D Europe had record sales quarters. R&D Systems' Biotechnology Division net sales for the quarter and nine months were $26.1 million and $72.9 million, increases of 10% and 9%, respectively. R&D Europe's net sales for the quarter and nine months were $12.4 million and $33.1 million, increases of 23% and 21%, respectively. In British pound sterling, R&D Europe's net sales increased 6% for the quarter and 11% for the nine months ended March 31, 2004, respectively. R&D Systems' Hematology Division net sales for the quarter and nine months increased 2% and 9%, respectively.

Gross margins, as a percentage of net sales, increased from 76.8% in the third quarter of fiscal 2003 to 79.0% in the third quarter of fiscal 2004. For the nine months ended March 31, 2004, gross margins, as a percentage of net sales, increased from 75.5% to 78.1%. The majority of the increase in margin percentage was the result of R&D Europe's gross margins increasing from 43.0% in the third quarter of fiscal 2003 to 53.8% in the third quarter of fiscal 2004. R&D Europe's gross margins for the nine months ended March 31, 2004 increased from 41.2% to 51.3%. These increases were due to favorable exchange rates as a result of a weaker U.S. dollar to the British pound sterling and the expiration, on June 30, 2003, of a royalty agreement associated with the purchase of Genzyme, Inc's reagent business in fiscal 1999. R&D Europe expensed $496,000 and $1,340,000, respectively, in the quarter and nine months ended March 31, 2003 under this agreement.

Selling, general and administrative expenses for the quarter and nine months ended March 31, 2004 increased $750,000 (16%) and $1,500,000 (10%), respectively. R&D Systems' selling, general and administrative expenses increased $345,000 (11%) and $400,000 (4%) for the quarter and nine months ended March 31, 2004, respectively. The majority of the increase for the quarter and nine months was a result of an increase in profit sharing accrual in the third quarter of fiscal 2004. In addition, Techne's corporate expenses increased $144,000 and $424,000, respectively, for the quarter and nine months ended March 31, 2004. This increase was the result of higher audit and related fees, directors' and officers' liability insurance premium increases and consulting fees associated with compliance with Sarbanes-Oxley. R&D Europe's selling, general and administrative expenses increased $261,000 (17%) and $676,000 (14%) for the quarter and nine months. Most of this increase was the result of higher exchange rates used to convert R&D Europe's expenses from pounds to dollars. In British pound sterling, R&D Europe's selling, general and administrative expenses increased 1% and 4%, respectively.

Research and development expenses for the quarter ended March 31, 2004 decreased $204,000 (4%), but increased $397,000 (3%) for the nine months ended March 31, 2004. Included in research and development expenses for each period were the Company's share of losses by ChemoCentryx, Inc. (CCX) and Discovery Genomics, Inc. (DGI), development stage companies in which Techne has invested and the Company's share of losses by Hemerus Medical, LLC in which the Company invested on January 1, 2004. The portion of the losses by these companies included in Techne results for the quarter and nine months ended March 31, 2004 were $589,000 and $2,150,000, respectively, compared to $924,000 and $2,280,000 for the quarter and nine months ended March 31, 2003, respectively. R&D Systems' internal research and development expenses for the quarter and nine months ended March 31, 2004 increased $131,000 (3%) and $527,000 (4%), respectively, from the quarter and nine months ended March 31, 2003.

Statements in this earnings release and elsewhere which look forward in time involve risks and uncertainties which may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships. For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

            *  *  *  *  *  *  *  *  *  *  *  *  *  *

Techne Corporation has two operating subsidiaries: Research and Diagnostic Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products and R&D Europe is a distributor of biotechnology products.

Contact:  Kathy Backes, Controller  (612) 379-8854

                           TECHNE CORPORATION
                                3/31/04
                (In thousands, except per share data)
                              (Unaudited)

                                       QUARTER ENDED     NINE MONTHS ENDED
                                     ------------------  ------------------
                                      3/31/04   3/31/03   3/31/04   3/31/03
                                     --------  --------  --------  --------
Net sales                            $ 42,541  $ 37,737  $118,798  $105,585
Cost of sales                           8,946     8,756    26,050    25,817
                                     --------  --------  --------  --------
Gross margin                           33,595    28,981    92,748    79,768

Operating expenses:
   Selling, general and
     administrative                     5,456     4,706    16,058    14,558
   Research and development             5,082     5,286    15,495    15,098
   Amortization of intangible assets      400       485     1,199     1,454
Interest expense                          167       178       514       797
Interest income                          (853)     (732)   (2,341)   (2,226)
Other non-operating expense
   (income), net                          415       (60)      513        74
                                     --------  --------  --------  --------
                                       10,667     9,863    31,438    29,755
                                     --------  --------  --------  --------
Earnings before income taxes           22,928    19,118    61,310    50,013
Income taxes                            8,309     6,724    21,749    17,293
                                     --------  --------  --------  --------
Net earnings                         $ 14,619  $ 12,394  $ 39,561  $ 32,720
                                     ========  ========  ========  ========
Earnings per share:
 Basic                               $   0.36  $   0.30  $   0.96  $   0.79
 Diluted                             $   0.35  $   0.30  $   0.95  $   0.78

Weighted average common shares
  outstanding:
  Basic                                41,072    41,297    41,024    41,369
  Diluted                              41,752    41,991    41,668    42,198

                                                         3/31/04     6/30/03
                                                        --------    --------
ASSETS
Cash and equivalents                                    $ 51,726    $ 39,371
Short-term investments                                   111,871      78,130
Trade accounts receivable                                 20,562      18,387
Interest receivable                                        1,986       2,054
Inventory                                                  7,295       6,332
Other current assets                                       5,868       5,241
Property and equipment, net                               81,354      81,166
Goodwill, net                                             12,540      12,540
Intangible assets, net                                     3,219       4,418
Other non-current assets                                  16,182      15,638
                                                        --------    --------
  Total assets                                          $312,603    $263,277
                                                        ========    ========
LIABILITIES
Current liabilities                                     $ 14,300    $ 10,808
Long-term debt                                            14,900      15,852
Stockholders' equity                                     283,403     236,617
                                                        --------    --------
  Total liabilities and equity                          $312,603    $263,277
                                                        ========    ========